EXHIBIT 5
December 14, 2005
Board of Directors
Eaton Corporation
Ladies and Gentlemen:
     I am furnishing this opinion for Eaton Corporation (the “Company”) in connection with the Registration Statement (the “Registration Statement”) on Form S-3 being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of (i) debt securities (the “Debt Securities”), (ii) warrants to purchase Debt Securities (the “Debt Warrants”), (iii) preferred shares (the “Preferred Shares”), (iv) Debt Warrants with Preferred Shares as units (the “Units”) and (iv) common shares (the “Common Shares”). The Debt Warrants, the Debt Securities, the Preferred Shares, the Units and the Common Shares are collectively referred to as the “Securities.” Any Debt Securities and Preferred Shares may be convertible into or exchangeable for Common Shares or other Securities.
     I have examined the resolutions of the Board of Directors of the Company (the “Resolutions”) authorizing the issuance, offering and sale of the Securities, and I have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.
     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, under the laws of the State of Ohio:
     The Debt Securities (including Debt Securities issuable upon conversion of or exchange for Debt Warrants), when issued and delivered in accordance with the then current resolutions of the Company’s Board of Directors, and in accordance with the terms of such Debt Securities and any indenture under which such Debt Securities may be issued, will be binding obligations of the Company.
     The Common Shares and Preferred Shares (including Common Shares and Preferred Shares issuable upon conversion of or exchange for any Security), when issued and delivered against payment therefor in accordance with the Company’s Amended Articles of Incorporation and the then current resolutions of the Board of Directors, will be validly issued, fully paid and non-assessable.
     The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Opinions” in the Prospectus.
Very truly yours,
Mark Hennessey
Deputy General Counsel